Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2014 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Horsehead Holding Corp. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Horsehead Holding Corp. on Form S-3 (File No. 333-191441, effective October 3, 2013), Form S-8 (File No. 333-147750, effective November 30, 2007) and Form S-8 (File No. 333-185281, effective December 5, 2012).
/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 13, 2014